Exhibit 99.2
BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
November 11, 2008
3:30 p.m. CT
Operator: Good afternoon and welcome to the Brooks Automation earnings conference. Please be aware that today’s conference is being recorded.
At this time, I would like to turn the conference over to your speaker today, Mr. Michael McCarthy, Director of Investor Relations at Brooks Automation. Please proceed, Mr. McCarthy.
Michael McCarthy: Thank you, Heather and good afternoon everyone. My name is Mike McCarthy, Director of Investor Relations and Corporate Communications for Brooks. I’d like to welcome to each of you who are joining us to discuss our fiscal 2008 fourth quarter and full year results.
Our press release was issued at about four p.m. Eastern time this afternoon and is available to you on our Web site, as are copies of the slides used as background for the call this afternoon. The URL is www.brooks.com.
Before we begin, I’d like to remind all participants that during the course of this call, we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of ‘95. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. I refer to the section of our earnings release titled Safe Harbor statement in the company’s most recent filings with the SEC.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

This call will remain archived for instant replay on our Web site until we report fiscal 2009 first quarter results in mid February.
Bob Lepofsky, our CEO will open the call with some brief comments about the company’s performance and strategic positioning. He will then be followed by Martin Headley, our CFO, who will provide a more detailed overview of our fourth quarter results, after which he will turn the call back to Bob for a brief summary. Bob will then moderate the Q&A session.
I’ll now turn over to Bob.
Bob Lepofsky: Thank you, Michael and welcome, ladies and gentlemen. I can summarize the September ending quarter as both frustrating and disappointing. Not because of what the people at Brooks accomplished in the quarter, but because we saw any hope for top growth come to a precipitous halt, and we have seen our bottom line improvement plan stymied.
We were expecting the new initiatives that we had developed with customers through the earlier part of the year to turn into a growing revenue base beginning in August. We worked hard getting our business model in shape to deliver over 40 cents of every incremental dollar to the BPT line, and we anticipated seeing the early returns on the investments we made in retooling some of our operations, particularly in our automation group being poised for performance.
In summary, as we entered last quarter, we thought we had it right. We had driven our break even to the targeted 125 million quarterly run rate level and internally we expected to exit the quarter printing black ink.
Late in the quarter, business deteriorated at a pace that accelerated as the quarter ended. As Martin will discuss shortly, our automated systems group recorded a 15 percent sequential decline in revenues, and on a sequential basis, our global customer operations fell even more

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

due to a lack of legacy product shipments, and a significant pull back in spares and services supporting preventive maintenance activities. While, one might expect more stability in that end of the business, the reality has been that as plant utilization has decreased, customers are actually cannibalizing unused tools for parts rather than buying replacements from suppliers like us.
Our one bright spot was the critical components activities which has a much more diversified customer base. With over 50 percent of their sales in the quarter coming from non semi-con customers, they recorded a slight uptick in business, albeit total revenues were still down year-over-year. All in, sales were 107 million in the quarter, just below our $110 million guidance, with a 16-cent GAAP loss before special charges and non-cash goodwill, a penny short of guidance.
You have all ready heard from most of our major OEM accounts, so I will not repeat the details underlying the challenges that our customers are facing. We are a critical and strategic business partner to all of the leading industry participants. We are working closely with our OEM accounts to now be sure that our plans are in sync with theirs, particularly in our extended factory business.
Unlike many companies that lack conviction and capital our customers know that we are well-positioned. We will manage Brooks through this downturn. And we will be ready to support their requirements entering the next up turn. As a result of this position we’re actually spending much of our time with these customers today discussing new and expanding opportunities and looking forward to the future of our collaborative relationships.
But before talking more about how we plan to move forward, both in the face of immediate uncertain market conditions, and in the longer term, allow me to pause here and have Martin fill in the details of the quarter and fiscal year just ended. Then I will return with some additional remarks before we take your questions. Martin.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Martin Headley: Thank you, Bob. As Mike mentioned earlier, we’ve again posted slides to the Brooks Web site, that we believe will be useful in getting a clearer understanding of our results. During my prepared comments, I will make reference to the appropriate slide.
Tuning to slide three, I will comment on how our results compared with our guidance provided through the September quarter to our last conference call. As you may recall, we provided guidance for the top line of $110 to $125 million and indicated that the resulting delimited loss from continuing operations excluding special charges should be between 15 cents per share at the low end of the revenue range, through to five cents per share at the 125 million revenue level.
As Bob referred to in his comments, the declining industry activity levels through the quarter resulted in a top line of 106.9 million on which we reported a GAAP loss excluding special charges from continuing operations of 10 million or 16 cents. Although revenue were approximately 10 percent short of the midpoint of our guidance and three percent short of the bottom of our range, our cost structure initiatives enabled us to come within one penny of the bottom of our range of guidance.
For those analysts and investors modeling on a cash EPS basis the impact of intangibles amortizations was 4.1 million or seven cents in the first — fourth quarter and 16.4 million or 25 cents per share for the full fiscal year.
Non-cash asset impairment charges impacted special charges and were 206.2 million in the quarter and 214.8 million for the full year resulting in GAAP losses from continuing operations of 216.2 million or $3.45 for the quarter and 236.6 million or $3.67 for the full fiscal year. There was 300,000 of income recognized from discontinued operations in the quarter as the final contingencies from the software division sale were resolved.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Slide number four sets out the components of special charges booked during the quarter. Declining valuations in the sector and the marked deterioration of the semiconductor capital equipment market outlook resulted in our identifying significant impairments of goodwill and other long-lived assets under the applicable FASB statements. The largest component was a $198 million impairments of goodwill that wrote off all good will for our automated system segment, and approximately half of the goodwill in the other segments. Since goodwill is not appreciated, there is no forward impact on our non-cash expense levels.
Additionally, by virtue of that goodwill impairment process, we performed a detailed analysis of other asset balances that should be considered impaired by virtue of market valuations for the segments. In doing so, we identified impairments to the book values of other intangibles of $2.2 million and buildings and lease hold improvements of $3.5 million. We will incur approximately half-a-million dollars less per annum in depreciation and amortization as a result of taking these impairment charges in the quarter.
Declines in market valuations across the globe also impacted our investment in a Swiss public company who’s significant operations are in the semiconductor capital equipment market. We took an additional $1 million charge. This investment is now written down to roughly $2 million.
Finally, within special charges, there were the charges associate with our restructuring and resizing program that brought the company down to 125 million in revenue per quarter break even. The total charges associated with this program during the course of the year, was $7.3 million and represent the only cash costs within the special charges.
Slide five, shows the summary third quarter and fourth quarter income statements through the operating loss line. The cost reductions executed during the quarter and the full-year impact of third quarter actions offset the loss variable contribution from the reduction in revenues from 124 million to 106.9 million. To better understand these dynamics we’ve included slide six where we

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

bridge from the operating performance in the third quarter, a loss of $7 million through to the operating performance in the fourth quarter, a loss of $11.5 million.
You can see experienced declines in revenues everywhere except in our critical component segment, where growth and revenues to industrial analytical instrumentation and other markets offset the declines experienced in semiconductor capital equipment markets. Looking at specific areas of revenue and profit performance, we recognize licensed income on receipt of statements from relevant licensees and this results in quarterly volatility. In the quarter, licensing can decline $1.2 million with dollar-for-dollar on operating profits.
The favorable impact our restructuring and cost containment actions in the automated systems business was the key factor behind modest sequential declines in gross profit of $300,000 on significant sequential declines in revenues of $7.9 million for our systems and components.
Within the critical component segments, though similar cost containment and positivity actions resulted in a margin improvement of $1.3 million on a 500,000 revenue increase. Within the global customer organization, it’s worth looking at the business in two slices. Firstly, the legacy profit books, and secondly our spares, repairs and on site service businesses.
The legacy of products had significant impact on quarter-over-quarter trends by virtue of some larger legacy system sales in the third quarter, made at higher gross margins. Additionally, we took a $900,000 additional excess inventory provision at the end of the fiscal year, reflecting the weakening market conditions.
We experienced declines in spares, repair, and service revenues of approximately 14 percent as the end user customers exhibited the behaviors Bob outlined earlier in which are typical in a cyclical trough. This behavior being to cannibalize idle equipment rater than purchase spare

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

parts to maintain active tools. Spares and service revenues declined 4.3 million with a $2.5 million drop through to operating profit.
The completion of certain research and development projects, together with lower levels of engineering support in the market downturn enabled us to reduce R&D spending levels by $1.6 million. We should emphasize that all of our critical programs to drive future growth remained resourced. Although all actions against the company related to equity incentive matters have been resolved, we had sequentially increased costs that the third quarter included a $1.4 million credit for reimbursement of previously expensed professional fees. We continue to incur costs associated with contractual indemnification of a former officer and those cost levels have increased with trial dates approaching. Excluding these matters, we further reduced SG&A expenses by $1.9 million in the quarter.
Slide seven summarizes what happened below the operating profit line, where there were no significant fluctuations in interest income other expense or earnings from joint ventures net of minority interests. I’ve all ready talked about the permanent impairment charge of our Swiss public company investment leaving me to talk to taxes.
The third quarter saw the routine run rate level of tax provision that reflects alternative minimum tax and foreign tax provisions, and interest on outstanding tax contingencies. As we foresaw and talked about briefly on the last call, the fourth quarter saw the expiry or statutory audit periods from certain foreign tax exposures and the release of the associated tax provisions resulting in a $1.2 million benefit being recognized for taxes during the quarter. We would not anticipate any significant repeat of this event during fiscal 2009.
In the next three slides, I’ll briefly cover our sequential segment performance. On slide eight, we set out the sequential performance of our critical component segment, where revenues improved by $1.8 percent over the third quarter. Gross margins improved from 36.1 percent to 39.8

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

percent. For the full year, gross margins were 37.7 percent. Sequentially, operating expense increased from 8.8 million to 9.1 million, the results of the higher shared service cost allocations, resulting from declined activity levels in the other segments.
On slide nine, we see the sequential performance of the automated system segment. Revenues declined sequentially by 15.4 percent with declines in both licensed income and product sales. Margins held steady at 16.5 percent with cost containment offsetting the lost contributions from license and product revenues. Operating expenses were reduced by 1.2 million sequentially from both research and development savings, the new programs releasing to volume production, and the impact of the broader based restructuring activities across the whole company and a reduction in shared service cost allocations.
On slide 10, you can see how the strong contributions from legacy hardware products in the third quarter, resulted in a high sequential revenue decline of 23.4 percent without such revenues in the fourth quarter. This variable contribution declined together with the additional inventory reserves I might reserve to earlier resulted in the low 12 percent gross margin. Operating expenses were approximately flat.
Turning to slide 11, we see the cash flows from continuing operations were $6 million in the quarter with adjusted EBITDA dipping slightly below break even on the low activity level. Asset management generated cash in the quarter, as I will discuss in conjunction with the next slide. Capital expenditures were $6.2 million with 3.6 million invested in IT projects expected to significantly benefit the company’s operations when completed. Overall, our cash reduced $1.1 million in the quarter, slowly from the impact of the translation of operating cash held by some of our subsidiaries in foreign currencies.
In slide 12, you can observe that we reduced our net working capital by $12.4 million over the course of the quarter, and brought it back below the levels of the prior fiscal year rate. Accounts

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

receivable decreased by $7.8 million and only increased as a percentage of annually quarter sales because of the differing profile of sales within the quarter. The aging of our receivables actually improved in the quarter. Inventories were reduced by $5.3 million as we called back on spare parts holding levels. Accounts payable reduced as a result of lower activity levels.
With that overview of our past performance, I will now turn the call back to Bob for comments about the future.
Bob Lepofsky: Thank you, Martin. September 30 marked the end of our fiscal year, and an the end of a year of restructuring and refocusing at Brooks. As you know we set out on a three-step plan to call for a major reduction in our cost of operations, and a significant improvement in customer responsiveness followed by initiatives to leverage a number of earlier strategic investments.
We also have the expectation that by this point in time, we would be expanding the base of our business. Clearly, the sharp fall off of our core business and the strong probability that the global economic crisis will constrain our business for some time, means we must adjust our thinking and reset near term expectations accordingly.
The headline of one analyst report issued as recently as yesterday read quote, “Layoffs and shutdowns point to a long, deep, downturn.” Most people in our business are cautious about the near term outlook. Given all of the uncertainties surrounding our customers’ plant shutdowns in the closing weeks of this year, we are not providing guidance specific for this quarter.
We would remind you that the loss of one week in the quarter is the loss of seven to eight percent of our revenues for that quarter. Order bookings and planned shipment schedules remain quite fluid. From where we sit, and what we see and hear today thinking about sequential revenue declines in the 15 plus percent range for the December and March quarters are not unrealistic.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

The senior leadership team here at Brooks has been revaluating every aspect of our business in the light of the new realities we are all facing. There is no question we must and will resize our business. More importantly, we have rethought what we do well and where we come up short. We have identified areas where we can gain leverage through tighter integration of some of our lines of business.
We see other areas where we and our customers will be better served by leveraging the capabilities of our own strategic business partners. Our reevaluation is comprehensive and it is broad reaching. We will be announcing our plans internally over the weeks ahead. Accordingly, as I’m sure you will understand we believe it is in inappropriate to provide the details of any plan on the call here today. What we will say is the changes we envision will be significant and the actions we plan will be taken quickly.
There will be cynics who characterize our plans as chasing the falling knife and others who will criticize the pace of our actions to date. We don’t see it that way at all. We see the period ahead as an opportunity to take bold steps, get it right, while doing it without jeopardizing customer commitments and responsiveness. You should know we remain committed to turning the potential of Brooks into performance for our shareholders.
Finally, I should also take note of the fact that unlike many we have in hand the capital resources to operate the business, and implement our plans in a tough economic climate. We continue to work closely with our board to assess the adequacy of our cash position and to evaluate a range of alternative economic and market recovery scenarios.
With the capital markets still in disarray and unprecedented lack of forward visibility in our served market, we retain a cautious position. Having bought back about $90 million of stock over the course of the past year, against our authorization to buy up to 200 million, we chose not to buy any stock in the September quarter, a position we continue to believe is both prudent and proper.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

In closing, let me say that our destination is not changing but the path we take to get there certainly will. We are Brooks a provider of critical automation, vacuum and instrumentation solutions and a highly valued business partners to OEMs and end users throughout the world. While a challenge in the short-term we believe that the semiconductor, data storage, advanced display, analytical instrument and solar markets we serve will provide ample opportunity for growth in profits and attractive returns on invested capital over the longer term.
On that note of optimism in an otherwise gloomy world, I want to thank you for your attention and now operator, we’ll open the line for questions.
Operator: Thank you, sir. Ladies and gentlemen, if you would like to ask a question today, please press star one on your touch-tone telephone at this time. We will take as many questions as time allows; however, we do ask that you limit your self to one question with one follow-up. Again, that is star one if you have a question today and we’ll pause for a moment to allow everyone a chance to signal.
And we’ll take our first question from C.J. Muse with Barclays Capital.
C.J. Muse: Yes, good afternoon. Thank you for taking my question. I guess, first question in terms of your December guide, I guess we are about six weeks into the quarter, can you comment in terms of what you’ve seen so far in terms of turn business to try to help us frame you know where we should model the December quarter?
Martin Headley: At this stage, we’ve been seeing levels of business that are consistent with our customers announcements regarding declining levels of business going into the quarter. I think as Bob referred to, the reason we find guidance so difficult at this juncture is the lack of clarity as to how much there may be further reductions in order bookings for delivery in the current quarter,

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

the extent to which our major customers may seek to have additional shut downs during the course of the quarter. As Bob made reference during his previous remarks, each week shut down represents about seven percent of the quarter from which we lose sales.
And that level of uncertainty gives us very difficult for us to project at this juncture exactly where the revenue levels may finally rest. I think Bob gave you some indication about 15 percent plus being something that you could expect to see absent further actions by our customers, which are and remain extremely uncertain.
Bob Lepofsky: Given the nature of the business, C.J., as you know product flowing out of our automation group and particularly the extended factory is directly related to activity in our OEM factories. So you can do the arithmetic real quick. It’s a given we’ll lose two weeks in this quarter. And the issue of is it three or three plus, is really about the Thanksgiving — how the Thanksgiving week and the week after play out.
So I would say to you you know you need to be modeling well beyond the 15 and so we’ve kind of pegged that, take it at two to three weeks, and that’s where you get the 15 to 20 percent. I would say 15 is baked in right now, and we have not seen any good news in the last couple of weeks.
C.J. Muse: OK. And then your prepared remarks you also talked about possibly down another 15 in the March timeframe. And I’m not trying to hold you to that number, but I guess my question is have you see in the last couple of weeks a difference in your dialogue with your OEM customers than what they discussed on their earnings calls?
Bob Lepofsky: No. I mean the problem we’re all having is that tremendous uncertainty and lack of visibility. And so, again, if you just play that number and say fine you know even if everybody came back ready to go on January 1, I think it’s the latter part of the March quarter that has people nervous.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

C.J. Muse: Got you. And then last question for me, you took that — the write down in the investment in the Swiss public company, are you holding the securities in long-term securities?
Martin Headley: No. That’s held in other assets. This is not a marketable security investment. It’s something that arose by virtue of an investment we’d had in a small business, which we had previously actually written off as worthless, and which we had to reinstate under accounting standards and gave rise to a $5.1 million gain in the third quarter of fiscal 2007, and which under those applicable standards has to be mark-to-market, even though it’s a very thinly traded company.
C.J. Muse: All right. Thank you.
Operator: And our next question comes from Jim Covello with Goldman Sachs.
Jim Covello: Great. Good afternoon, guys. Thanks so much. And just to clarify one more time I don’t want to beat this issue to a dead horse. If each quarter — if each week seven or eight percent, and there’s going to be at least two weeks worth of shut downs it kind of seems like the starting point has to be down 15 percent quarter-over-quarter. And then to only model end down 16 percent would imply that otherwise business would be flat during the quarter, which doesn’t seem to be right.
So I mean it seems to be you know definitely more than that and could be substantially more than that. Is that — am I thinking about that OK?
Bob Lepofsky: Yes, I think we’re trying to be quite clear. Seven to eight percent a week and at least two weeks, that’s down at least 15. And the question is, dose it go down 20/21 given the nature of the calendar.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Jim Covello: Right. OK. And then relative to some of the issues about customers kind of just reusing you know parts as opposed to buying you know new replacement parts from Brooks. How does that dynamic evolve as we start to come out of the downturn? I mean is it a situation where in the past customers have said look you know I can use the — I can continue to reuse this stuff for longer, now that I realize — you know I’ve used it you know reused it at least once? Or is it a situation where there becomes a more immediate pent-up need for replacement.
Bob Lepofsky: It’s the latter, it’s the pent up need. You cannibalize and that’s why we use the term cannibalize because that’s exactly what is happening not only to us but to others. You’ve got an idle machine and you’re not spending the dollars for even an extra spare part, so you take it off of that machine that’s down.
Well recognizing that when you need that machine, you need to get that part back in. And so that will actually be a leading indicator when that starts to pick up that the machines are getting ready to go back into production.
Jim Covello: Great. OK, thank you very much. I appreciate it.
Bob Lepofsky: Thank you, Jim.
Operator: And we’ll take our next question from Satya Kumar with Credit Suisse.
Male: Hi, this is ((inaudible)) for Satya. Actually, in your CCG Group you had 50 percent of revenues outside of semis. Can you just give some thoughts on how you see that growing?

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Martin Headley: The CCG revenues grew because clearly in other sectors, the industrial analytical instrumentation in some other sectors in which we participate we had not —there was not the immediate decline that we were seeing in September in the semiconductor capital markets.
But I will say that we would say that we would say that since then, we would — the broader contagion which had started in semiconductor capital equipment is broadly applying outside those markets, as well. So while it might not be as severe, I would equally say it’s probably not as buoyant.
Jim Covello: OK. And one quick questions so with regards to service revenues, they were down 30 percent quarter-over-quarter but how do you see it for the — can you — I understand semicap companies have kind of indicate that although system sales could be down plus minus cap ex, they expect services to kind of remain strong, but how do you see service revenues kind of for the next fiscal year?
Martin Headley: I think I would say that we’ve probably seen some immediate declines? There’s probably a chance for some further erosion particularly in some of the legacy products. But I wouldn’t see to anywhere as a pronounced level as we saw during the course of the fourth quarter.
Bob Lepofsky: So I think you know to follow up and to pick up on Jim Covello’s previous comment, I think I heard your question as how will they look over the year? And for the full year, things may look a little bit better but more back end loaded than balanced through the year.
Jim Covello: OK. Thank you.
Operator: And we’ll take our next question from (Brett Pirro) with Carss & Company.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

(Brett Pirro): Hi, thanks. (Brett Pirro) for Ben Pang. Could you just give me a quick run down what your break even was? And where do you think — how low do you think it can go from here?
Martin Headley: Well, as we were exiting the quarter, we were exiting the quarter at about our goal of $125 million quarterly revenue rates. And this is where we are now. We previously said that we thought that that was an appropriate point whilst retaining all of our resources in tap to respond to our customer requirements. Clearly in the current environment, where it would appear that the upturn and requirements of our customers are somewhat deferred. We are investigating as Bob said in his prepared remarks a significantly lower break even point.
I think until we’re prepared to discuss and disclose the whole plan it will be inappropriate to say much more than that, but it would represent another staff level from where we are today.
(Brett Pirro): OK. Fair enough.
Bob Lepofsky: And we should note, that the 125 break even is break even at the pre tax level. Our cash break even is is even lower, and we’ll take both of those numbers down going forward.
(Brett Pirro): Thank you.
Operator: And our next question comes from Jinhy Yoon with JP Morgan.
Jinhy Yoon: Hi, good afternoon. Just to clarify on your guidance, your remarks, did you say March would be another 15 percent down from December despite everyone coming back from the shut downs?
Bob Lepofsky: We are saying that we would like people to be thinking about the potential of another 15 percent, but it’s highly uncertain. And again, we come back to what we think is a useful metric,

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

and that’s one week of plant shut downs on the part of our questions represents seven or eight percent. So obviously with the uncertainty of how the first quarter will play out, that could either be real or not real and it’s too soon for us to tell and we just lack the visibility to project that far out.
We did comment that we think in our discussions with customers that the highest level of uncertainty is actually later in the quarter, rather than earlier in the quarter.
Jinhy Yoon: OK. So you’re kind of anticipating —I mean while you don’t have visibility you might be anticipating that there will be further shutdowns in the March quarter, is that correct?
Bob Lepofsky: We’re planning around that scenario as a realistic possibility.
Jinhy Yoon: OK. And then on your operating expenses, can you give us some help there, I mean in the December quarter, would that be flat? Or given the shut downs, could that come down a little?
Martin Headley: That’s what we’ll be responding to and the extent to which that will move down is a function of the timing of announcing and enacting those plans and the exact scope of those plans. They’re fairly well developed but they’re not announced at this juncture. And we’re not in a position to really give guidance. We certainly would not expect operating expenses to go up in the quarter. But the extent to which they go down is not something I can, unfortunately, really help you with at this time.
Jinhy Yoon: OK. Because I was thinking if you haven’t announced the restructuring plan yet, it would take some time to implement. So then just for the near term your op ex should remain relatively flat. Is that the right way to think about it? Or can you actually put something and take some costs down you know really quickly and it could take effect in the next couple of months?

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Martin Headley: I think the impacts will be fairly modest. There is the opportunity to take it down a little bit. But really it’s the timing of the restructuring and it depends where costs are going to go into restructuring costs or into the ongoing operation costs. So I don’t think it’s hugely significant is probably the best guidance I can give at the moment.
Jinhy Yoon: And then just my last question, I’m curious is the weakness at your OEMs is that evenly spread out among your OEM customers? Or are some doing better than others? And if so, is that because they’re levered to any sort of non-semi market?
Bob Lepofsky: I think, as you know every one of the major and most of the second tier OEMs are all our customers. And every one of our customers I believe has now of our publicly held customers is now released, except for one. So I think you have — you can take all of those announcements that our customers have made and they directly impact us. You have one more to go tomorrow.
Jinhy Yoon: OK. Great. Thank you.
Operator: And moving on we’ll take our next question from Patrick Ho with Stifel Nicolaus.
Patrick Ho: Thanks a lot. Bob, in terms of the business, historically pricing pressures usually emerge, especially in downturns, given the financial situation of many of your customer excluding some of the big ones you know what type of, I guess, concessions are you making? What kind of help are you trying to do with a lot of your OEM customers given the current financial situation?
Bob Lepofsky: Yes, that’s a well structured question because it does break the difference between the large OEMs and the smaller OEMs. And I think, with our large OEMs it’s actually a — as I try to refer in my prepared remarks it’s a very positive and collaborative discussion we’re having there. We’re in this together. We are an extension of our customers, manufacturing engineering and

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

product support activities. So their it’s about how are we coming through this together, making sure that our plans are in sync and our capacities are in sync.
I think in regard to our — and much you know and virtually no discussion that relates to pricing per say this is a time for collaboration, not confrontation about pricing issues. And I think, with regard to the next group of OEMs there they’re looking and again, leaning on us for a lot of support. And again, that’s consistent with our strategy to be an extension of our customers as I said earlier, engineering manufacturing and support activities. And I think, at this time they are looking to us even more so as they constrain their own capability, particularly in the engineering, particularly in the customer support area.
And in the very small and more vulnerable accounts there we’re working with them but we’re working with them carefully and cautiously. Obviously, not wanting to be in an exposed position ourselves but also trying to be supportive of their plans.
Patrick Ho: OK. Great. Bob, perhaps another high level question for you in terms of both the macro environment and in terms of how it relates to semiconductor capital equipment industry. You know I kind of understood the strategy of how you had different business groups and how you were going to able to leverage each of the business group and provide greater scale for your customers. Given the current, again, macro economic situation, is that business model being reevaluated? Do you believe that it can still work post this downturn? Or is that something you have to, I guess, evaluate on a going forward basis?
Bob Lepofsky: First, I’ll say that we are reevaluating every aspect and all of the strategies. But, I think, the core strategies still play and I’ll take the, if you will, the two extremes of our business, the critical components group at one end, that strategy is working for us and working for customers, and you see the performance we have there. And it’s been long-term performance.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
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Confirmation # 5040143

That activity works during the ups and it does reasonable well during the downs. At the other end of the spectrum is our extended factory activity. Again, in that business, while it’s a lower gross margin business it’s a high return on invested capital business, making it attractive. It’s painful for us at this point in time because basically we’re carrying the under absorption. You know I often joke about the comments of some of my large OEMs that they don’t have absorption problems and every time they say it I choke up because I have those absorption problems. And those absorption problems certainly do weigh on some of our short term performance.
We also think that model works given the fact that the under absorption is there serving a broader range of customers. So I think it is certainly being tested, but the investments we made and it’s the current situation we have, the investments we made to have the right capability in place and I’ll be very specific here, in August to support the needs of our customers, when those needs disappeared we were left with the capacity. We were left with the under absorption. But we are working very closely with our two major two OEMs that use that facility again in a collaborative way because that facility is critical to them as it is important to us.
And I think that we’ll see huge dividends of that strategy as we come out of the downturn. But it is painful while we’re in it. But it is one that we believe works for the long-term.
Patrick Ho: Great. Thanks a lot guys.
Operator: Ladies and gentlemen, as a reminder, that is star one if you’d like to ask a question. And we’ll take our next question from Hari Chandra with Deutsche Bank.
Hari Chandra: Thank you. My question pertains to the service business with the legacy tools being shut down and cannibalized, does it fundamentally change your service business going forward? And also, where do you see the gross margins in the quarters ahead?

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Bob Lepofsky: No. I don’t think it fundamentally changes it. Again our service business is somewhat complex in its makeup. It ranges from spare parts to include all the way through legacy systems. We have a level of activity that remains constant because of the service agreements, particularly, on the critical components area so there’s stability there. So it’s a real mix.
I don’t think it changes the model importantly but it does, again, stress at periods like this where the customers pull back and they’re pulling back obviously not only in parts but also in some of the repair services, so we have some under absorption there.
But again as we mentioned in two prior questions, that business is really delayed business, as opposed to lost business. And so we’ll get it back but we pay a price in the short term.
Hari Chandra: Do you also expect the gross margins to come back?
Martin Headley: Well, certainly if you look, I made reference in prepared comments about an exceptional E&O charge, inventory obsolescence charge that we took. Excluding that, the margins in the business even the very depressed level would have been over 15 percent. And we regard that as an unacceptable level and will be addressed during our upcoming plans. So we would see that we can recover into an acceptable margin range in the future.
Hari Chandra: And can you also give the bookings and backlog data?
Martin Headley: For the course of the quarter, the bookings were $95.2 million. And our backlog on leaving the quarter was $63.8 million.
Hari Chandra: OK. Thank you.
Operator: And our last question comes from Tim Arcuri with Citigroup.

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
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(Janaed Amman): Hello?
Bob Lepofsky: Yes.
(Janaed Amman): Yes, hi, this is (Janaed Amman) calling for Tim. I had a question regarding your non-semi business. What type of environment are you seeing for your solar customers and your components group?
Bob Lepofsky: For us at this point, it’s more of what we hear and what we read than what we have seen. So up to this point in the quarter, it’s holding but certainly what we read and what we see gives us pause about the sustainability of they momentum there.
(Janaed Amman): And could you give an idea of what percentage of revenues do you envision for next year for non-semi?
Bob Lepofsky: Yes, at this point, without — let me go back to — at this point it’s difficult for me to answer that question as we’re evaluating what next year’s revenues are. I would take you back to our last conference call three months ago where we said that we were at about 18 percent, I think, was the number, about 18 percent last quarter, but headed to the mid 20s for non semi. Now, of course, as semi goes down, the percentage of non-semi goes up. So I know that’s a long non-answer to your question.
(Janaed Amman): But you also said that you probably expect the weakness to carry over now into the non-semi space too. So would you way they’re probably staying, we’re looking at kind of the same ratio?

BROOKS AUTOMATION, INC.
Moderator: Mike McCarthy
11-11-08/3:30 p.m. CT
Confirmation # 5040143

Bob Lepofsky: That certainly is not a bad starting point. Again, as we look out over an entire year, the question is which businesses come back faster or slower based on the broader macro economic picture.
(Janaed Amman): OK. All right, thank you.
Operator: And we have no further questions at this time. I will turn the conference back over to the company for any closing comments.
Michael McCarthy: We’d just like to thank everyone for their participation today. And if they have any additional questions please feel free to give us a call in our offices, thank you very much and have a good afternoon.
Operator: And again, that does conclude today’s conference. We appreciate everyone’s participation and wish you all a great day.
END